Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com
Così, Inc. Reports 2015 Second Quarter Results
Boston, MA – August 13, 2015 (GLOBE NEWSWIRE) – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the second quarter ended June 29, 2015, of $(3.9) million, or $(0.17) per basic and diluted common share, compared with a net loss of $(4.8) million, or $(0.27) per basic and diluted common share, in the second quarter of 2014.

Così's total revenues for the 2015 second quarter increased by $3.8 million to $24.5 million from $20.7 million in the 2014 second quarter. Company-owned net restaurant sales increased by $4.0 million to $24.0 million from $20.0 million for the 2014 second quarter.   Franchise fees and royalty revenues for the 2015 second quarter decreased by $0.2 million to $0.4 million compared to $0.6 million in the 2014 second quarter.  The increase in revenues in the 2015 second quarter compared to the 2014 second quarter was primarily driven by the 13 franchise restaurants converted to Company-owned restaurants as a result of the Hearthstone merger as previously announced on April 1, 2015.

System-wide comparable restaurant sales for the second quarter of 2015, as measured for restaurants in operation for more than 15 months, recorded an aggregate decline of 0.4% as compared to the second quarter of 2014.  The breakdown in estimated comparable restaurant sales between Company-owned and franchise-owned restaurants are as follows:

13 Weeks Ended
June 29, 2015
Company-Owned *	2.1%
Franchise	(5.5%)
System-Wide	(0.4%)

*	Does not include Hearthstone locations. Comparative locations are defined as restaurants in operation for more than 15 months as company owned locations.
"We remain encouraged by the results we see in pockets within our system. We know our current turnaround strategy and initiatives are right and we know that when all of the initiatives are live and executed well in a unit the Cosi model works. However, we acknowledge that the implementation of these multiple initiatives has not reached the breadth and depth we expected by now, and we have taken measures to address that," stated RJ Dourney, Cosi's President and CEO.

2015 Second Quarter Financial Performance Review
Così's aforementioned $4.0 million increase in Company-owned net restaurant sales was an increase of 20.1% to $24.0 million from $20.0 million for the 2014 second quarter.  This was comprised of an increase in net sales in our comparable restaurant base of 2.1%, or approximately $0.4 million, a decrease in net sales of approximately $1.7 million related to restaurants closed during and subsequent to the 2014 second quarter, and a net increase in sales of approximately $5.3 million related to 7 non-comp restaurants as well as the revenue from the 13 franchise restaurants acquired in the Hearthstone merger completed on April 1, 2015.

Così reported that, as of June 29, 2015, it had cash balances of $13.9 million.

The results disclosed in this press release are unaudited.

As previously announced, the Company expects to host an investor teleconference webcast at 5:00 p.m. Eastern Time on August 13, 2015 to discuss the Company's results for 2015 second quarter.  The webcast will be broadcast live and available for replay for a limited time thereafter at:

Audio
Dial-In Number:  877-280-4956
Secondary Dial-In Number: 857-244-7313
Participant Code: 75401840
Note:  Participants should dial in a few minutes prior to the start time

Webcast
Website link:  http://ir.getcosi.com
Note:  Live, then archived for one year

Replay
Dial-In Number: 888-286-8010
Secondary Dial-In Number:  617-801-6888
Participant Code:  28958819
Note:  Available from August 13, 2015 (at 9:00 p.m. ET) until August 20, 2015 (11:59 PM ET)

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 79 Company-owned and 31 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM

ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020

Cosi, Inc.
Consolidated Balance Sheets ("Unaudited")
As of June 29, 2015 and December 29, 2014
(dollars in thousands)

Assets	June 29, 2015	December 29, 2014
Current assets:
Cash and cash equivalents	$13,934	$21,053
Credit card receivable	791	507
Accounts receivable, net of allowances of $201 and $118, respectively	826	581
Inventories	960	825
Prepaid expenses and other current assets	1,959	1,279
Total Current Assets	18,470	24,245

Furniture and fixtures, equipment and leasehold improvements, net	11,979	7,308
Notes receivable, net of allowances of $675 and $450, respectively	326	551
Intangible assets, net	2,945	-
Goodwill	9,600	-
Restricted cash	5,000	-
Other assets	1,372	1,327
Total Assets	49,692	33,431

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$1,803	$1,519
Accrued expenses	7,729	9,336
Deferred franchise revenue	-	18
Current portion of other long-term liabilities	346	177
Current portion of other long-term debt	527	-
Total current liabilities	10,405	11,050

Deferred franchise revenue	1,733	6,623
Other liabilities, net of current portion	1,720	1,724
Long-term debt, net	10,880	1,663
Total Liabilities	24,738	21,060

Stockholder's equity:
Common stock - $0.01 par value, 100,000,000 shares authorized,
48,104,677 and 38,410,196 shares issued and outstanding, respectively	480	383
Additional paid-in capital	343,930	323,256
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(318,258)	(310,070)
Total stockholder's equity	24,954	12,371
Total liabilities and stockholder's equity	49,692	33,431

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Balance Sheets ("Unaudited")
As of June 29, 2015 and December 29, 2014
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2015	2014	2015	2014
Revenues:
Restaurant net sales	$24,027	$20,007	$41,234	$37,735
Franchise fees and royalties	422	663	1,123	1,310
Total revenues	24,449	20,670	42,357	39,045

Costs and expenses:
Cost of food and beverage	6,514	5,122	11,358	9,537
Restaurant labor and related benefits	8,588	7,432	15,684	14,526
Occupancy and other restaurant operating expenses	8,532	7,078	15,169	14,079
Operating costs and expenses	23,634	19,632	42,211	38,142
General and administrative and pre-opening expenses	3,181	3,685	5,797	6,054
Depreciation and amortization	846	601	1,426	1,240
Provision for losses on asset impairments and disposals	-	120	-	120
Closed store costs expense	52	95	13	97
Lease termination expense	142	1,174	193	1,158
Loss (gain) on sale of fixed assets	-	(50)	18	(50)
Total costs and expenses	27,855	25,257	49,658	46,761

Operating loss	(3,406)	(4,587)	(7,301)	(7,716)

Other income (expense):
Interest, net	(313)	(239)	(569)	(239)
Debt issuance and discount amortization	(165)	-	(330)	-
Other income (expense)	10	12	12	15
Total other income	(468)	(227)	(887)	(224)

Net loss	$(3,874)	$(4,814)	$(8,188)	$(7,940)

Per Share Data:
Loss per share, basic and diluted	$(0.17)	$(0.27)	$(0.20)	$(0.44)

Weighted average shares outstanding basic and diluted:	22,863,216	18,148,966	41,522,803	18,101,773

The accompanying notes are an integral part of these consolidated financial statements.

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2015	2014	2015	2014

Revenues:
Restaurant net sales	98.3%	96.8%	97.3%	96.6%
Franchise fees and royalties	1.7	3.2	2.7	3.4
Total revenue	100.0	100.0	100.0	100.0
Cost and expenses:
Cost of food and beverage (1)	27.1	25.6	27.5	25.3
Restaurant labor and related benefits (1)	35.7	37.1	38.0	38.5
Occupancy and other restaurant operating expenses (1)	35.5	35.4	36.8	37.3
	98.4	98.1	102.4	101.1
General and administrative expenses	13.0	17.8	13.7	15.5
Depreciation and amortization	3.5	2.9	3.4	3.2

Provision for losses on asset impairments and disposals	-	0.6	-	0.3
Closed store costs expense	0.2	0.5	-	0.2
Lease termination expense	0.6	5.7	0.5	3.0
Loss (gain) on sale of fixed assets	-	(0.2)	-	(0.1)
Total costs and expenses	113.9	122.2	117.2	119.8
Operating loss	(13.9)	(22.2)	(17.2)	(19.8)
Other income (expense)
Interest, net	(1.3)	(1.2)	(1.3)	(0.6)
Debt issuance amortization	(0.7)	-	(0.8)	-
Other income	-	0.1	-	0.1
Total other income (expense)	(2.0)	(1.1)	(2.1)	(0.5)
Net loss	(15.8)%	(23.3)%	(19.3)%	(20.3)%

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

	For the Three Months Ended
	June 29, 2015			June 30, 2014
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	63	49	112	72	49	121
Franchise-owned converted to Company-owned	16	16	-	-	-	-
New restaurants opened	-	1	1	-	1	1
Restaurants permanently closed	1	2	3	6	2	8
Restaurants at end of period	78	32	110	66	48	114

	For the Six Months Ended
	June 29, 2015			June 30, 2014
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	64	47	111	70	52	122
Franchise-owned converted to Company-owned	16	16	-	2	2	-
New restaurants opened	-	3	3	-	1	1
Restaurants permanently closed	2	2	4	6	3	9
Restaurants at end of period	78	32	110	66	48	114